Exhibit 10.6

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (“License Agreement”), is entered into as of May 8, 2008, between FLO Corporation, a Delaware corporation (“FLO”), and Unisys Corporation, a Delaware corporation (“Unisys”). This Agreement will be effective on the Closing Date without further action by either or both parties.

W I T N E S S E T H:

WHEREAS, pursuant to an Asset Purchase Agreement (“APA”) dated as of October 5, 2007, Unisys has sold, transferred and assigned to FLO the Assigned Intellectual Property (as defined in the APA);

WHEREAS, Unisys wishes to retain the right to use certain of the Assigned Intellectual Property for purposes outside of the Field of Use (as defined below), and FLO is willing to grant such license, subject to the terms and conditions in this License Agreement; and

WHEREAS, FLO desires to obtain a license from Unisys under the Intellectual Property (as defined in the APA) not included in the Assigned Intellectual Property that is owned or controlled by Unisys and that was used in or is necessary to the conduct of the Business as it was being conducted by Unisys prior to the Closing Date, and Unisys is willing to grant such license, subject to the terms and conditions in this License Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth and intending to be legally bound hereby, the parties hereto agree as follows:

Terms of Agreement

1. Definitions. Except as otherwise stated herein, the terms in this License Agreement shall have the same meaning given to them in the APA.

1.1 “Field of Use” shall mean and include any one of the following programs alone or in combination with another in the United States:

(a) the United States Transportation Security Administration’s (TSA) (or any successor agency’s or department’s) Registered Traveler (RT) program (and any successor program) that provides secure access and/or expedited security screening for passengers using an RT card or other medium or method, as such RT program exists as of the Closing Date and as such RT program expands over time;

(b) programs that use the RT Central Information Management System (CIMS) (or any successor or substantially similar system) operated by the American Association of Airport Executives (AAAE) (or any successor association or entity or a substantially similar association or entity) to process enrollments by passengers to a program directed at facilitating secure access and/or expedited security screening; and

(c) any other program that is a natural extension of the RT program or such other program described in (b) above to any mode of transportation or travel (e.g., air, train, bus, cruise ship, etc.) for which a natural person pays a fee to the service provider to participate in the program.

The Field of Use shall not include secure access and/or expedited security screening programs deployed and operated (as opposed to administered and overseen) by or on behalf of a Governmental Authority.

1.2 “Licensed Intellectual Property” shall mean the Assigned Programs and the trade secrets and know-how included in the Assigned Other Intellectual Property.

1.3 “Licensed IP Modifications” shall mean any Modifications to the Licensed Intellectual Property.

1.4 “Modifications” shall mean modifications, additions, revisions, corrections, enhancements, derivative works and/or improvements.

1.5 “Services” shall mean the services to be performed by Unisys for FLO under the Services Agreement.

1.6 “Unisys Intellectual Property” shall mean all Intellectual Property not included in the Assigned Intellectual Property that is owned or controlled by Unisys as of the Closing Date and that was used in or is necessary to the conduct of the Business as it was being conducted by Unisys prior to the Closing Date.

2. License Grant to Unisys; Restrictions and Reservation of Rights.

2.1 License Grant to Unisys. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by FLO, and subject to the terms hereof, FLO hereby grants to Unisys a worldwide, fully-paid-up, royalty-free, irrevocable, perpetual and non-exclusive license (with the right to sublicense and without the right to assign, except for an assignment approved by FLO in writing, which approval will not be unreasonably withheld) under the Licensed Intellectual Property (i) to copy and use the Licensed Intellectual Property to perform the Services and for any purpose outside the Field of Use, (ii) to make Licensed IP Modifications and to copy and use the Licensed IP Modifications to perform the Services and for any purpose outside the Field of Use, (iii) to make, have made, sell, offer for sale and import products and services outside the Field of Use and (iv) to practice any method, process or procedure in connection with any of the foregoing outside the Field of Use. FLO makes no representations or warranties to Unisys under this License Agreement, express, implied or statutory. Any sublicense granted by Unisys shall be in a written agreement signed by the sublicensee and will not permit further sublicensing by the sublicensee. Each such agreement shall include the relevant terms, conditions, restrictions and limitations set forth in this License Agreement, including without limitation the terms in this Section 2 (License Grant to Unisys; Restrictions and Reservation of Rights) and in Section 5 (Confidentiality). Unisys shall enforce all such agreements. In the event of a breach of any such agreement by a sublicensee, Unisys will, if requested by FLO, prosecute any reasonable claims on FLO’s behalf, and will pay all external legal fees and expenses in connection with such prosecution. FLO will cooperate with Unisys in any such prosecution. Unisys will seek FLO’s consent to any settlement of such claim, which consent shall not be unreasonably withheld. All settlement or judgment amounts will be for FLO, and all awards of legal fees and expenses will be for Unisys. If requested by FLO in writing, Unisys will confirm in writing to FLO whether Unisys has granted a specific third party a sublicense under this Section.

2.2 License Restrictions. Unisys shall not have any rights or licenses to or under the Licensed Intellectual Property within, relating to or connected with the Field of Use (other than to perform the Services). The license granted under Section 2.1 (License Grant to Unisys) is non-exclusive with respect to the Licensed Intellectual Property, and Unisys acknowledges that FLO may grant licenses to others with respect to any or all of the Licensed Intellectual Property for any purpose whatsoever.

2.3 Reserved Rights. FLO is and shall remain the sole and exclusive owner of all right, title and interest in and to the Licensed Intellectual Property, and, other than the express licenses granted to Unisys under Section 2.1 (License Grant to Unisys), FLO reserves all rights to the Licensed Intellectual Property, including without limitation all rights to enforce the Licensed Intellectual Property.

3. License Grant to FLO and Restrictions.

3.1 License Grant to FLO. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Unisys, and subject to the terms hereof, Unisys hereby grants to FLO a worldwide, fully-paid-up, royalty-free, irrevocable and perpetual license (with the right to sublicense and assign) under the Unisys Intellectual Property (i) to copy and use the Unisys Intellectual Property and tangible embodiments thereof for purposes relating to or connected with the Field of Use, (ii) to make Modifications to the Unisys Intellectual Property relating to or connected with the Field of Use and to use and copy such Modification under subsection (i) above, (iii) to make, have made, sell, offer for sale and import products and services relating to or connected with the Field of Use and (iv) to practice any method, process or procedure in connection with any of the foregoing relating to or connected with the Field of Use. For purposes of this Section 3 (License Grant to FLO and Restrictions) only, the Field of Use shall be worldwide and shall not be limited to the United States. The license granted to FLO under this Section 3 shall be non-exclusive outside of the United States and shall be exclusive within the United States until December 31, 2015, after which it will become non-exclusive within the United States. Unisys represents and warrants to FLO that (a) Unisys has the right to grant the licenses granted to FLO in this Section, (b) no fees or royalties will be due by FLO to any third party in connection with the exercise of such licenses and (c) the consummation of this License Agreement will not contravene or conflict with any agreement to which Unisys is a party.

3.2 FLO Restrictions. FLO shall not have any rights or license to or under the Unisys Intellectual Property for any purpose other than that relating to or connected with the Field of Use.

3.3 Reserved Rights. Unisys is and shall remain the sole and exclusive owner of all right, title and interest in and to the Unisys Intellectual Property, and, other than the express licenses granted to FLO under Section 3.1 (License Grant to FLO), Unisys reserves all rights to the Unisys Intellectual Property, including without limitation all rights to enforce the Unisys Intellectual Property.

4. Ownership of Modifications. Unisys shall own all right, title and interest in and to any Licensed IP Modifications made by Unisys and FLO shall own all right, title and interest in and to any Modifications made by FLO to any Unisys Intellectual Property. Neither party will have any obligation or duty to the other party to report nor license back Modifications made by such party to such other party and for the avoidance of doubt, no such licenses are granted in this License Agreement.

5. Confidentiality. Unisys shall, and shall cause its officers, directors, employees, Affiliates, sublicensees and assigns to, comply with the terms in Section 5.10 (Confidentiality) of the APA regarding the non-disclosure and protection of FLO trade secrets and confidential information, including without limitation the Licensed Intellectual Property and the source code for the Assigned Programs. Such terms in Section 5.10 (Confidentiality) of the APA are hereby incorporated into this License Agreement by this reference.

6. Further Assurances; Notification. Each party will cooperate with the other party and will execute and deliver to the other party such other instruments and documents and take such other actions as the other party may reasonably request from time to time in order to carry out, evidence and confirm the intended purposes of this License Agreement.

7. Amendment, Waiver and Modification. This License Agreement may only be amended, modified or waived in writing, signed by both parties.

8. Counterparts. This License Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument. Execution may be accomplished by delivery of original or facsimile copies of the signature pages hereto or scanned copies of the signature pages in Adobe Acrobat PDF format

9. Notices. All notices hereunder shall be deemed given if in writing and delivered personally or sent by facsimile transmission or by registered or certified mail (return receipt requested) to the parties at the following addresses (or such other addresses as shall be specified by like notice):

(a)	if to Unisys, to:

Unisys Corporation

Unisys Way

Blue Bell, PA 19424

Attention: Treasurer

Facsimile: (215) 986-3889

With	a copy to:

Unisys Corporation

Unisys Way

Blue Bell, PA 19424

Attention: General Counsel

Facsimile: (215) 986-0624

(b)	if to FLO, to:

FLO Corporation

12413 Willows Road NE, Suite 300

Kirkland, WA 98034

Attention: President

Facsimile: (425) 278-1299

With	a copy to:

DLA Piper US LLP

701 Fifth Avenue, Suite 7000

Seattle, WA 98104

Attention: W. Michael Hutchings, Esq.

Facsimile: (206) 839-4801

Any notice given by mail shall be effective when received. Any notice given by facsimile transmission shall be effective when the appropriate facsimile transmission acknowledgment is received.

10. Governing Law; Jurisdiction. This License Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof. Each party irrevocably and unconditionally submits to the jurisdiction of the federal or state court in the State of Delaware and irrevocably agrees that all actions or proceedings arising out of or relating to this License Agreement or the transactions contemplated hereby shall be litigated exclusively in such courts.

11. Relationship of the Parties. This License Agreement does not constitute a partnership agreement, nor does it create a joint venture or agency relationship between the parties. No party shall hold itself out contrary to the terms of this Section. No party shall be liable to any third party for the representations, acts or omissions of any other party.

12. Severability. In case any provision in this License Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13. Entire Agreement. This License Agreement constitutes the complete and final agreement and understanding between the parties, and supersedes and replaces all prior negotiations and agreements between the parties concerning its subject matter, whether written or oral. The interpretation of this License Agreement may not be explained or supplemented by any course of dealing or performance, or by usage of trade.

14. Assignment. Neither party may assign this License Agreement or any of its rights or obligations hereunder without the prior written consent of the other party, provided that either party may assign this License Agreement to a third party involved in a merger, acquisition, sale of assets related to the subject matter of this License Agreement or similar transaction without obtaining the consent of the other party. Any attempted assignment or delegation in contravention hereof shall be null and void.

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